                                                                    EXHIBIT 99.2

                              NOTICE OF REDEMPTION

                               TRANSCANADA CAPITAL

    8.75% CUMULATIVE TRUST ORIGINATED PREFERRED SECURITIES: CUSIP#893525204.
                                       AND
               8.75% CUMULATIVE TRUST ORIGINATED COMMON SECURITIES
                     (COLLECTIVELY, THE "TRUST SECURITIES")

TO:  THE HOLDERS OF THE TRUST SECURITIES

BACKGROUND:

A. Pursuant to the Subsection 11.3 of the Indenture dated July 15, 1996 between TransCanada PipeLines Limited (the "Company") and The Bank of New York, as successor trustee (the "Successor Trustee"), the Company has exercised its option to redeem all of the outstanding 8.75% Junior Subordinated Debentures due July 24, 2045 (the "8.75% Debentures") held by TransCanada Capital on July 3, 2003 (the "Redemption Date").

B. In accordance with the Amended and Restated Declaration of Trust of TransCanada Capital dated July 11, 1996, the proceeds of the redemption of the 8.75% Debentures shall simultaneously be applied to redeem the Trust Securities of TransCanada Capital held by holders at a redemption price of U.S. $25.00 per security plus accrued and unpaid interest thereon to the Redemption Date.

NOTICE IS HEREBY GIVEN THAT:

1. On or after the Redemption Date, the TransCanada Capital shall pay to, or to the order of, the registered holders of the Trust Securities, U.S. $25.0122 per U.S. $25.00 principal amount of the 8.75% Trust Securities (the "Redemption Price"), which amount includes U.S. $0.0122 representing accrued and unpaid interest to the Redemption Date. The Redemption Price shall be payable on presentation and surrender of certificates representing the Trust Securities at the offices of The Bank of New York (New York) located at 101 Barclay Street, New York, New York 10286, Attention: Bond Redemption Unit - 7 East.

2. From and after the Redemption Date, the Trust Securities shall cease to be entitled to interest payments and the rights of the holders thereof shall be limited to receiving, without interest, payment for each U.S. $25.00 principal amount of security held by them in an amount equal to U.S. $25.0122 on presentation and surrender of the certificate representing such Trust Securities in the aforementioned manner.

3. Under the Interest and Dividend Tax Compliance Act of 1983, as Amended by the Energy Policy Act of 1992, a paying agent may be required to withhold 31% of any gross payments made within the United States to certain holders who fail to provide it with, and certify under penalties of perjury, a correct taxpayer identifying number (employer identification number or social security number, as appropriate) or an exemption certificate on or before the date the securities are presented for payment. Those holders who are required to provide their correct taxpayer identification number on Internal Revenue Service Form W-9 and who fail to do so may also be subject to a penalty of U.S. $50.00. Please, therefore, provide the appropriate certification when presenting your securities for payment.

When inquiring about this redemption, please have the debenture available and inform the customer service representative of the CUSIP number(s) of the affected Trust Securities. The Customer service number is 1-800-254-2826.

DATED this 30th day of May 2003.